UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
August 26, 2010
Date of Report (Date of earliest event reported)
ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)
(610) 668-4700
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.
          On August 26, 2010, Royal Bancshares of Pennsylvania, Inc. (the “Company”) announced that it had entered into a stock purchase agreement (the “Agreement”) with Edward E. Shin, of Royal Asian Bank (“RAB”), a banking subsidiary of the Company, on behalf of himself and a group of individual Korean-American investors (the “Buyer”) to purchase all of the outstanding common stock of RAB owned by the Company.
          Under the terms of the Agreement, the Buyer will purchase all of the common stock of RAB owned by the Company for a purchase price equal to the total shareholders’ equity of RAB, determined in accordance with generally accepted accounting principles as of the end of the calendar month immediately preceding the month in which the closing date occurs. The Buyer has also agreed to reimburse the Company for any additional rental payments applicable to the Flushing, New York branch office of RAB from September 1, 2010 through the closing date. As of June 30, 2010, the total shareholders’ equity of RAB was approximately $12.3 million.
          Closing of the transactions contemplated by the Agreement is subject to certain conditions specified in the Agreement, including the continued accuracy of the representations and warranties of the parties in the Agreement, the performance by each of the parties of its obligations under the Agreement, and the receipt of all required regulatory approvals.
          Either the Company or the Buyer may terminate the Agreement if the closing has not occurred by December 30, 2010. In addition, either party may terminate the Agreement at any time if any governmental entity that must grant a required regulatory approval has denied approval of the transactions, requested that an application be withdrawn, or notified either party that it will not grant (or intends to rescind or revoke if previously approved), a required regulatory approval, or imposed a condition in connection with approval of the transactions, which, in the good faith judgment of the Company or Buyer, will materially impair the ability of Buyer to complete the transactions. Either party may also terminate the Agreement by mutual consent and in the event of certain breaches of representations, warranties or obligations of the other party.
          The Buyer has deposited $3,750,000 as a down payment of the purchase price (the “Down Payment”) under the Agreement, which amount will be credited toward the purchase price at closing. In consideration of the Company’s willingness to extend the time for completion of the transactions contemplated by the Agreement in order to permit Buyer to complete financing of such transactions and to obtain any required regulatory approvals, the Company and Buyer have agreed that, in the event that the Agreement is terminated for any reason (including as a result of failure to close the transactions contemplated by the Agreement by December 30, 2010) other than a termination resulting from a breach by the Company of any material representation, warranty or obligation of the Company under the Agreement, the Company will be entitled to retain the entire amount of the Down Payment as a termination fee.
          The foregoing description of the Agreement and the transactions contemplated thereunder does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:
10.1	Stock Purchase Agreement, dated as of August 26, 2010, between Royal Bancshares of Pennsylvania, Inc. and Edward E. Shin, individually and on behalf of a group of individual Korean-American investors

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
Dated: August 27, 2009
	By:	/s/ James J. McSwiggan, Jr.
James J. McSwiggan, Jr.
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Stock Purchase Agreement, dated as of August 26, 2010, between Royal Bancshares of Pennsylvania, Inc. and Royal Asian Bancshares, Inc.